EXHIBIT 2 TO FORM 8-K

                  [LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT]



                                  May 16, 1996


NationsBanc Capital Markets, Inc.
100 North Tryon Street
Charlotte, North Carolina  28255

NationsLink Funding Corporation
100 North Tryon Street
Charlotte, North Carolina  28255

                  Re: NationsLink Funding Corporation, Commercial Mortgage Pass-Through Certificates, Series 1996-1

Ladies and Gentlemen:

     We are rendering this opinion letter pursuant to Section 6(b) of that certain Underwriting Agreement, dated May 2, 1996 (the "Underwriting Agreement"), by and between NationsLink Funding Corporation, a Delaware corporation ("NFC"), and NationsBanc Capital Markets, Inc., a North Carolina corporation ("NCMI"), as underwriter (in such capacity, the "Underwriter"), and
Section 3(e) of that certain Private Placement Agency Agreement, dated May 15, 1996 (the "Placement Agreement"), by and between NFC and NCMI, as placement agent (in such capacity, the "Placement Agent"). We have acted as special counsel to NFC and the Underwriter and Placement Agent in connection with (i) the issuance of NFC's Commercial Mortgage Pass-Through Certificates, Series 1996-1 (the "Certificates"), consisting of fourteen classes: the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class IO Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G
Certificates, the Class H Certificates, the Class UR Certificates, the Class R Certificates and the Class LR Certificates; (ii) the sale by NFC and the purchase by the Underwriter pursuant to the Underwriting Agreement of the Class A-1, the Class A-2, the Class A-3, the Class B, the Class C, the Class D and the Class E Certificates (collectively, the "Publicly Offered Certificates"); and
(iii) the sale by NFC through the Placement Agent pursuant to the Placement Agreement of the Class IO, the Class F, the Class G, the Class H and the Class UR Certificates (collectively, the "Privately Placed Certificates").

     The Certificates are being issued pursuant to that certain Pooling and Servicing Agreement, dated as of May 1, 1996 (the "Pooling and Servicing Agreement"), by and among NFC, as depositor, AMRESCO Management, Inc., as master servicer and as special servicer, The Chase Manhattan Bank N.A., as trustee (the "Trustee"), and NationsBanc Mortgage Capital Corporation, as REMIC administrator (the "REMIC Administrator"). Capitalized terms used and not otherwise defined herein have the meanings given to them in the Pooling and Servicing Agreement. The Certificates will evidence beneficial ownership interests in a trust fund (the "Trust Fund") the assets of which will consist of a pool of mortgage loans identified on Exhibit B to the Pooling and Servicing Agreement, together with certain related assets.

     In rendering the opinion set forth below, we have examined and relied upon originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Pooling and Servicing Agreement, the Prospectus Supplement and Prospectus each dated May 2, 1996 and relating to the Publicly Offered Certificates, the Private Placement Memorandum dated May 15, 1996 relating to the Privately Placed Certificates, specimen forms of the Certificates, and such certificates, corporate records and other documents, agreements, opinions and instruments, including, among other things, those delivered at the closing of the purchase and sale of the Certificates, as we have deemed necessary as a basis for such opinion hereinafter expressed. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities the Securities and Exchange Commission through the EDGAR system to the printed document reviewed by us, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinion that were not known to us, we have relied upon statements, certificates and representations of officers and other representatives of NFC, the Trustee, the REMIC Administrator and NCMI and of public officials.

     In rendering the opinion below, we do not express any opinion concerning the laws of any jurisdiction other than the substantive federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that, assuming that the elections required by Section 860D(b) of the Internal Revenue Code of 1986, as amended (the "Code"), are properly made, and assuming that the Trust Fund is administered in compliance with the Pooling and Servicing Agreement as in effect on the Closing Date, and with any subsequent changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, (a) the Upper-Tier REMIC and Lower-Tier REMIC will each qualify for treatment for federal income tax purposes as a "real estate mortgage investment conduit", as defined in Section 860D of the Code; (b) the Class A-1, Class A-2, Class A-3, Class IO, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class UR Certificates will constitute "regular interests" in the Upper-Tier REMIC and the Class R Certificates will constitute the sole class of "residual interests" in the Upper-Tier REMIC within the meaning of the Code; and
(c) the Class LA-1 Uncertificated Interest, Class LA-2 Uncertificated Interest, Class LA-3 Uncertificated Interest, Class LWAC Uncertificated Interest, Class LB Uncertificated Interest, Class LC Uncertificated Interest, Class LD
Uncertificated   Interest,   Class   LE   Uncertificated   Interest,   Class  LF
Uncertificated Interest, Class LG Uncertificated Interest, Class LH Uncertificated Interest and Class LUR Uncertificated Interest will constitute "regular interests" in the Lower-Tier REMIC and the Class LR Certificates will constitute the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of the Code.

     We are furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. This letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent.

                                                  Very truly yours,